UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

Starwood Real Estate Income Trust, Inc.

Christopher Graham

Ethan Bing

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A Better Alternative for MNR Shareholders August 2, 2021

EQC's Proposed Merger Falls Short for MNR Shareholders – Starwood Has a Better Proposal

STARWOOD
REAL ESTATE INCOME TRUST

Starwood's Proposal Offers Greater Value With Greater Certainty	• Starwood is offering $19.51 per share in cash ($18.88 net to shareholders after accounting for the termination fee), representing a 7.2% premium to the implied EQC merger consideration as of July 30, 2021[1]
	    ○ The Starwood offer is a 14.4% premium to the unaffected Monmouth (MNR) closing price on January 14, 2021, before MNR announced a strategic review[2]
	• The Starwood proposal offers both certainty of value and execution, because it:
	    ○ Is all-cash, fixed price, fully financed, with completed diligence
	    ○ Has a negotiated merger agreement Starwood remains ready to sign
	    ○ Is immediately actionable and only requires approval from the MNR shareholders (as opposed to the EQC proposal, which also requires approval from the EQC shareholders)
	    ○ Allows Monmouth to continue paying its shareholders dividends of $0.18 per quarter (as well as a partial dividend for any quarter in which the closing occurs), with no reduction in the merger consideration
	• Starwood's proposal represents the highest offer with the most certainty from a large pool of interested parties (over 90 qualified parties) who participated in a formal process run by sophisticated advisors with no other topping bid emerging

The Board's Decision Making Failed MNR Shareholders	**The MNR Board has failed its shareholders by continuing to accept an offer with lower value based on the following:**
	• Tax advantages of an all-stock structure that benefits founders and insiders who own a small percentage of shares
	    ○ 50% of the Special Committee, including the CEO who is the son of the founder, are insiders whose historical interests in MNR stock make them likely to benefit most from the EQC transaction structure, creating greater potential for conflicts of interest
	• Uncertain and unlikely upside by merging entities with no synergies and handing responsibility to a team with no obvious competitive advantages or recent experience in the highly competitive industrial sector
	    ○ EQC and MNR have provided no clear strategic plan or differentiators as to why shareholders should trade certain cash value today for the prospect of uncertain upside to be created by the merged entity
	    ○ The cash balance of EQC will likely be a drag on returns more than a competitive advantage in a sector with significant liquidity from seasoned, experienced participants that have been active in the market. In contrast, company filings indicate that <u>EQC made no investments in the industrial sector since current management took over the REIT in 2014 while industrial asset values have increased over 100%</u>
	• After a sustained sell-off of the EQC stock after the MNR transaction was announced, the implied merger consideration is now $176 million (9.2%)[3] below what the MNR Board announced in May. Yet, the Board has doubled down on EQC's inferior transaction rather than allow MNR shareholders to recover lost value with Starwood's superior all-cash proposal
	• Due to liquidity constraints, MNR shareholders may not be able to efficiently exit their position in the open market, whereas the Starwood proposal provides price certainty

1. Starwood's net consideration of $18.88/share compared to implied merger consideration of $17.61/share based on EQC's closing price on July 30, 2021.
2. Starwood's net consideration of $18.88/share compared to MNR's unaffected closing price of $16.51/share on January 14, 2021.
3. Difference between EQC's implied merger consideration of $19.40/share on May 4, 2021 and $17.61/share as of July 30, 2021.

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EQC’s Proposed Merger Falls Short for MNR Shareholders – Starwood Has a Better Proposal (cont.) What We Are Asking What We Are Committing to Starwood will: Continue, after MNR shareholders reject the EQC transaction, to offer a fully-funded, fully-diligenced, all-cash transaction at a valuation of $19.51 per share ($18.88 per share net of the termination fee) Sign the already-negotiated merger agreement as it stands today Allow for a prompt shareholder vote by MNR shareholders Work cooperatively with MNR’s management and Board to close the transaction as soon as possible MNR shareholders to retake control from a Board that has not acted in their best interests, by: Voting AGAINST the EQC transaction at the August 24th Special Meeting Requesting the Board declare the Starwood offer to be superior, execute the Starwood merger agreement, and promptly put it to a shareholder vote for approval

Starwood’s Proposal Offers Greater Value with Greater Certainty Starwood’s offer is: $19.51 in cash per share ($18.88 after payment of the termination fee to EQC) 7.2% premium to the implied value of the EQC transaction ($17.61)1 which remains subject to ongoing market risk due to fixed exchange ratio with no floor Allows MNR shareholders to continue receiving dividends through closing of a transaction with Starwood Fully financed and requires no further diligence Ready to be executed, with a merger agreement already negotiated Unlike the EQC transaction, only requires approval from MNR shareholders EQC transaction is conditioned upon approval from both the EQC and MNR shareholders The highest offer with the most certainty from a large pool of interested bidders (over 90 qualified parties) who participated in a formal process run by sophisticated advisors at a time when record demand of investor capital has driven industrial values to historic highs2 Implied merger consideration based on EQC’s closing price on July 30, 2021. Industrial asset values are at historic highs based on Green Street’s Commercial Property Price Index as of June 2021. The value proposed by Starwood is certain whereas the Board is pushing shareholders to accept less current value in exchange for uncertain upside of merging two companies with no synergies or competitive advantages in the industrial sector

The Board’s Decision Making Failed MNR Shareholders A tax-deferred exchange might be optimal for certain insiders – but the responsibility of the Board is to represent all shareholders The Board has introduced conflicts of interest that have adversely impacted its decision making: Half of the Special Committee members – including a member of the Landy family, whose historical interests in the stock make them likely to realize the greatest benefits from a tax-deferred structure – were insiders From the proxy statement, it is clear that CEO Michael Landy, son of the founder and a non-independent member of the Special Committee, led direct negotiations with bidders, including “contact[ing] several of the potential counterparties with whom Mr. Landy had existing relationships”1 Rather than letting value prevail, the Special Committee appears to have favored EQC and its structure, to the detriment of other bidders The outcome may have been optimized for the interests of insiders rather than achieve the highest value for all shareholders who do not place the same value on tax deferral MNR definitive merger proxy statement (Form DEFM14A) filed July 23, 2021, p. 57.

The Board Did Not Properly Evaluate the Merits of an EQC Transaction The MNR Chairman’s June 17th Letter to MNR shareholders articulated four key points for supporting the merger. None of them hold up under scrutiny or justify the significant discount MNR shareholders are being asked to accept: “[T]he combined company will be led by Equity Commonwealth’s preeminent management team, including REIT industry icon Sam Zell as chairman, with its exceptional track record of delivering shareholder value and stellar corporate governance”1 For more than 7 years, EQC’s management repeatedly told investors it was searching for attractive investment opportunities to deploy its cash. And yet, to date, EQC has: Acquired a $3 million land parcel in 2016, and Made no investments over the last 5 years, despite a historic run in real estate values and the distress of the Covid pandemic2 There are no clear asset or management synergies between these two entities, as the EQC team has not demonstrated a proven ability to invest in the current highly competitive industrial sector The association with Sam Zell did not assuage the market. As Citi wrote at the time: “Investors have been waiting for a long time for EQC to “do something” with their cash hoard but this deal was not widely expected, and we are not sure of its merits. After waiting for so long to pounce on an opportunity, we wonder how buying a long-tenured publicly traded industrial REIT that was fully marketed for sale and has traded well through the pandemic YTD fulfills those goals. Key questions: other than cash, what is EQC’s competitive edge?”3 The post-announcement sell-off shows the market’s concern about EQC’s plan and ability to create value: The implied value of EQC’s merger consideration has fallen 9.2% through July 30, 2021 Letter sent by Monmouth to its stockholders (Form 425) filed June 17, 2021. Based on EQC’s real estate acquisition activity as disclosed in the company’s public filings. Citi Research, May 5, 2021. Permission to quote from this research note has been neither requested nor obtained.

The Board Did Not Properly Evaluate the Merits of an EQC Transaction (cont.)

STARWOOD
REAL ESTATE INCOME TRUST

2. "[T]he merger with Equity Commonwealth combines our high-quality portfolio and stable investment grade cash flows with Equity Commonwealth's strong balance sheet and $2.5 billion in liquidity to competitively pursue future acquisitions and drive future growth"[1]

- The competitive dynamics of the sector, and EQC's limited acquisition history, should concern shareholders being asked to trade certain value for uncertain future upside based upon new acquisitions:
  - Since current leadership took over in 2014, EQC has closed only one acquisition, a $3 million land site
  - Industrial asset values increased 105% during this period[2], yet EQC did not acquire a single industrial property to capture outsized growth in the sector
- EQC's cash position is not a competitive differentiator:
  - The 5 largest U.S. industrial public REITs collectively have almost $9 billion of available liquidity to fund acquisitions, and have raised approximately $10 billion of debt and equity capital since 2020[3]
  - There is a record amount of dry powder among U.S. real estate private equity funds, totaling approximately $300 billion of equity.[4] Much of that is targeting industrial investments
  - Despite having significant capital and seasoned management teams with ~20 years of industrial sector experience, the 5 largest public industrial REITs have been able to acquire less than $1 billion of U.S. industrial properties in total year-to-date[3], highlighting the challenges of acquiring industrial assets in this environment
- Without an effective investment strategy, EQC's large cash balance becomes more of a liability than an asset, creating an earnings drag that inhibits EQC's ability to support an attractive dividend or increase its share price
  - Because management has been unable to deploy its excess cash into accretive investments, EQC has not paid a recurring dividend in over 7 years

1. Letter sent by Monmouth to its stockholders (Form 425) filed June 17, 2021.
2. Industrial asset value appreciation based on Green Street's Commercial Property Price Index as of June 2021.
3. Largest by market cap; includes PLD, DRE, REXR, FR, EGP. Data from S&P Market Intelligence and companies' public filings.
4. Preqin as of June 2021.

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The Board Did Not Properly Evaluate the Merits of an EQC Transaction (cont.) “[T]he transaction provides our shareholders with the opportunity to continue to participate in the robust growth of the industrial real estate sector”1 There are more than ten publicly traded industrial REITs with a combined market cap exceeding $150 billion2 that provide shareholders with the opportunity to participate in the industrial sector, with teams that possess greater industrial expertise and have been actively investing in the sector EQC, in contrast, has not purchased one industrial asset since current management took control of the REIT in 2014 “[O]ur shareholders will have the optionality to hold their investment and partake in the future success of the combined company through a tax-free transaction or to monetize their investment in the open market”1 Shareholders can and do manage tax implications – which vary widely – themselves, without reliance on the board. But they depend on a board to find and approve the value-maximizing offer, which they individually cannot do for themselves The EQC structure is tax-deferred, not tax-free – and the Landy family (one of whose members led the Special Committee’s role in the sales process), likely stands to benefit from that structure far more than other shareholders The outcome may have been optimized for the interests of insiders rather than maximizing value for all shareholders – who are now taking on execution risk, from a team unproven in the industrial sector, and market risk should they wish to monetize their position The Starwood offer, by contrast, provides certain liquidity and value for all shareholders Letter sent by Monmouth to its stockholders (Form 425) filed June 17, 2021. S&P Market Intelligence, as of July 30, 2021.

The MNR Board’s Most Egregious Failure Was Reacting to a Superior Offer by Doubling Down on an Inferior Deal Starwood’s all-cash offer at a significant premium to EQC provides a clear and certain path to realizing greater value for MNR shareholders Instead, the Board: Concluded a fully-financed and diligenced premium offer would not “provide a basis for discussions regarding an alternative transaction”1 Missed the opportunity to redress its earlier error by providing shareholders with a credible growth plan, which might improve EQC’s stock price and, in turn, the value of EQC’s merger consideration Reaffirmed – without obtaining any price improvement from EQC – its commitment to EQC’s materially lower offer On valuation and price certainty, which are the critical issues for MNR shareholders, Starwood’s offer is clearly superior MNR press release (Form 8-K) filed July 22, 2021.

What We Are Committing to MNR Shareholders, and What We Are Asking from Them Starwood will: Continue, after MNR shareholders reject the EQC transaction, to offer a fully-funded, fully-diligenced, all-cash transaction at a valuation of $19.51 per share ($18.88 per share net of the termination fee) Sign the already-negotiated merger agreement as it stands today Allow for a prompt shareholder vote by MNR shareholders Work cooperatively with MNR’s management and Board to close the transaction as soon as possible Starwood is asking MNR shareholders to retake control from a Board which has not acted in their best interests, by: Voting AGAINST the EQC transaction at the August 24th Special Meeting Requesting the Board declare the Starwood offer to be superior, execute the Starwood merger agreement, and promptly put it to a shareholder vote for approval

Vote “AGAINST” the Proposed EQC Merger Please Vote on the Blue Proxy Card “AGAINST” the EQC Merger Proposal, “AGAINST” the Compensation Proposal and “AGAINST” the Adjournment Proposal If you have any questions, please call our proxy solicitor: Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, NY 10022 Stockholders may call toll-free: (877) 750-0625 Banks and Brokers may call collect: (212) 750-5833

Important Information On July 30, 2021, Starwood Real Estate Income Trust, Inc., together with the other participants named herein (the “Participants”) filed a definitive proxy statement and accompanying form of BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used in connection with the solicitation of proxies from the shareholders of Monmouth for the special meeting of Monmouth to be held on August 24, 2021. ALL SHAREHOLDERS OF MONMOUTH ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV, OR BY CONTACTING INNISFREE M&A INCORPORATED, THE PARTICIPANTS’ PROXY SOLICITOR, BY PHONE (877-750-0625). IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.  PARTICIPANT INFORMATION The Participants in the proxy solicitation are Starwood Real Estate Income Trust, Inc., Christopher Graham and Ethan Bing. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on July 30, 2021. This document is available free of charge on the SEC website. ADDITIONAL INFORMATION None of the communications herein or in the definitive proxy statement relating to Starwood’s July 15 proposal constitutes an offer to buy or solicitation of an offer to sell any securities. Starwood’s July 15 Proposal is a proposal Starwood has made to the Monmouth board for a business combination transaction with Monmouth. In furtherance of such a proposed transaction and subject to future developments, Starwood (and, if a negotiated transaction is agreed, Monmouth) may file one or more registration statements, proxy statements, tender or exchange offer statements, prospectuses or other documents with the SEC. The definitive proxy statement is not a substitute for any proxy statement, registration statement, tender or exchange offer statement, prospectus or other document Starwood or Monmouth may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF STARWOOD AND MONMOUTH ARE URGED TO READ ANY SUCH PROXY STATEMENT, REGISTRATION STATEMENT, TENDER OR EXCHANGE OFFER STATEMENT, PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Starwood through the website maintained by the SEC at www.sec.gov and Starwood’s website at www.starwoodnav.reit.